REJECTED

951014606 $60.00
SECRETARY OF STATE
02-08-95 08:42

CHANGE OF NAME

ARTICLES OF MERGER

DP931034540

THESE ARTICLES OF MERGER dated as of the 1st day of February, 1995, pursuant to Section 7-7-106 of the Colorado Corporation Code (the "Code"), are entered into between NNRC, INC., a Colorado corporation ("Surviving Corporation" or "Sub"), which is a wholly-owned subsidiary of Nova Natural Resources Corporation, a Delaware corporation (the "Company"), and the Company. FP871724236

FIRST: The Company has determined to effect a merger of the Company into the Surviving Corporation. The terms and conditions of such merger, mode of effectuating such merger and manner and basis of converting or exchanging of shares of the Company stock into the stock of the Surviving Corporation or other consideration are as set forth herein.

$85.00
SECRETARY OF STATE
02-21-95 12:52

SECOND: Surviving Corporation shall survive the merger between the Company and Surviving Corporation under the name of Nova Natural Resources Corporation, which merger and change of name by the Surviving Corporation shall be effective upon the filing of these Articles (the "Effective Time"), at which Time the separate existence of the Company shall cease.

951021490 $85.00
SECRETARY OF STATE
02-21-95 12:52

THIRD: Surviving Corporation has outstanding one share of its common stock which is owned by the Company; immediately prior to the Merger, the Company owned 100% of the issued and outstanding stock of the Surviving Corporation.

FOURTH: Mailing of the plan of merger to the only shareholder of the Surviving Corporation has been waived.

FIFTH: The manner and basis of converting or exchanging the issued stock of the Company into different stock or other consideration shall be as follows:

(a) At the Effective Time, each share of the Common Stock of the Company issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Sub Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Sub Preferred Stock.

(b) At the Effective Time, each option, warrant or other right to purchase any shares of Company Stock shall be converted into a like option, warrant or other right, on the same terms, to purchase an equal number of shares of Sub stock.

(c) At the Effective Time, all shares of Company Stock to be converted into Sub Stock and all rights to purchase Sub Stock being so converted, shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such stock ("Company Stock Certificates") or such right (the "Company

Right Certificates") shall thereafter cease to have any rights with respect to such Stock or rights, except the right to receive for such Stock and rights, upon the surrender of such Company Stock Certificates and Company Right Certificates, equivalent certificates for Sub Stock and documents permitting the purchase of Sub Stock.

(d) At the Effective Time, all options, warrants and similar securities issued by the Company shall be converted into identical securities of Sub.

(e) At and after the Effective Time, each certificate or other document representing any security of the Company shall be effective as representing the like security of Sub, until surrender of such certificate, as provided above.

SIXTH: The principal office of the Surviving Corporation in the State of Colorado is 1900 Wazee Street, Suite 305, Denver, Colorado 80202.

EIGHTH: At the Effective Time,

(a) the assets and liabilities of the Company shall be taken up on the books of the Surviving Corporation at the amount at which they shall at that time be carried on the books of the Company, subject to such adjustments, if any, as may be necessary to conform to the Surviving Corporation's accounting procedures;

(b) the Surviving Corporation shall succeed to all the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and all the debts, choses in action and other interests due or belonging to the Company and shall be subject to, and responsible for, all the debts, liabilities and duties of the Company as provided in the Code;

(c) the directors and officers of the Surviving Corporation immediately prior to the Effective Time shall constitute the directors and officers of the Surviving Corporation immediately following the Effective Time. Such officers and directors of the Surviving Corporation shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by the Articles of Incorporation and Bylaws of the Surviving Corporation, documents and applicable law;

(d) the name of the Surviving Corporation automatically shall be changed to Nova Natural Resources Corporation; and

(e) the one share of common stock in the Surviving Corporation owned by the Company shall be canceled.

NINTH: If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, supplemental indentures, if any, assurances or any other actions or things are necessary or desirable to

vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in accordance with, the Merger or to otherwise carry out the agreements and plans of merger, the officers and directors of the Surviving Corporation shall, and shall be authorized to, execute and deliver, in the name and on behalf of the Company and the Surviving Corporation or otherwise, all such deeds, bills of sale, assignments, supplemental indentures, if any, and assurances and to take and do, in the name and on behalf of the Company and the Surviving Corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out these Articles and such agreements and plans.

TENTH: The merger provided for by these Articles of Merger shall become effective at the Effective Time and the separate existence of the Company, except insofar as continued by statute, shall cease on that date.

IN WITNESS WHEREOF, NNRC, INC. has caused these Articles of Merger to be signed in its corporate name and on its behalf by its president and witnessed or attested by its secretary, on the 1st day of February, 1995.

ATTEST:

By: [signature]
James E. Taets, Secretary

NNRC, INC.,
a Colorado corporation

By: [signature]
Brian B. Spillane, President

THE UNDERSIGNED, President of NNRC, Inc., who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger, to be the corporate act of said corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

[signature]

STATE OF COLORADO)
) ss.
COUNTY OF Denver)

Brian B. Spillane, President of NNRC, Inc., a Colorado corporation, personally appeared before me on the 1st day of February, 1995, and, under oath, signed the foregoing Articles of Merger and stated that the facts contained therein are true to the best of his knowledge and belief.

Witness my hand and official seal.

My commission expires: 11-25-95

Notary Public